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                                                                    Exhibit 99.1
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NEWS RELEASE

FOR IMMEDIATE RELEASE                       Company Contact:
                                            Arthur A. Koch, Jr.
                                            Chief Operating Officer
                                            Chief Financial Officer
                                            (302) 456-6789
                                            www.sdix.com
                                            ------------

                                            Investor Relations Contact:
                                            Lippert/Heilshorn & Associates, Inc.
                                            William A. Walkowiak, CFA
                                            (212) 838-3777
                                            wwalkowiak@lhai.com
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     Strategic Diagnostics Inc. Outside Directors to Purchase Approximately
          $1.5 Million of Common Shares in a Direct Sale by the Company

NEWARK, Del., August 21, 2002 - Strategic Diagnostics Inc. (Nasdaq: SDIX) - a leading provider of antibody products and analytical test kits for the food safety and water quality markets, today announced the sale of 455,472 shares of its unregistered common stock to all of the outside directors of SDI at a price of $3.216 per share. This price represents the higher of the closing price on August 15, 2002 and the average of the closing prices for the five trading days ending on that date. The sale is expected to close on August 22, 2002, and the proceeds of $1,464,800 will be used for working capital and general corporate purposes.

Grover Wrenn, chairman of SDI commented, "We are all pleased to show our commitment to the Company and to be able to provide the Company these additional resources. We believe the Company's business is very promising. The investment further aligns the financial interests of the directors with management and our public shareholders. Inside ownership of the Company now stands at approximately 25%."

Richard C. Birkmeyer, President and CEO of SDI commented, "We are delighted with the show of support by our outside directors for our business. We are excited about the prospects for our business particularly as we prepare to launch additional new products during the second half of this year. The first of our new products, our RapidChek(R) E. coli method, has received significant interest in the marketplace and is undergoing field validations with prospective customers. This investment by our directors is expected to allow us to continue to aggressively develop and market our new products. We also expect that the additional revenues from these new products along with the savings from cost controls installed throughout the Company, including the consolidation of our operations in Maine, will result in profitable operations for the second half of 2002."





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About Strategic Diagnostics Inc.

SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI's test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. Trait Check(TM), GMO QuickCheck(TM), and GMO Check(TM) are pending trademarks for SDI.

This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words "anticipate" "enable", "estimate", "intend", "expect", "believe", "potential", "will", "should", "project" and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.